Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Claudia Panfil                    Bob Brunn
(305) 500-3668                    (305) 500-4053

Ryder Reports Fourth Quarter and Full-Year 2017 Results, and Provides 2018 Forecast
Fourth Quarter 2017

•	Q4 GAAP EPS from Continuing Operations of $12.10, Includes $10.77 One-Time Net Benefit from Tax Reform

•	Q4 Comparable EPS (non-GAAP) from Continuing Operations Up $0.30 or 28% to $1.37; Prior Year Results Include $0.24 of Used Vehicle Valuation Adjustments

•	Record Q4 Total Revenue Grows 12% to $1.9 Billion; Record Q4 Operating Revenue (non-GAAP) Up 8% to $1.6 Billion

Full-Year 2017

•	Full-Year GAAP EPS from Continuing Operations of $14.87, Includes $10.75 One-Time Net Benefit from Tax Reform

•	Full-Year Comparable EPS (non-GAAP) from Continuing Operations Down 16% to $4.53

•	Record Full-Year Total Revenue Increases 8% to $7.3 Billion; Record Full-Year Operating Revenue (non-GAAP) Up 4% to $6.0 Billion

2018 Forecast

•	2018 GAAP EPS Forecast of $5.34 to $5.64 vs. $14.87 for 2017; 2017 Includes $10.75 One-Time Net Benefit from Tax Reform

•	2018 Comparable EPS (non-GAAP) Forecast of $5.40 to $5.70 vs. $4.53 for 2017

MIAMI, February 16, 2018 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported fourth quarter and full-year earnings and revenue. Results for the three months ended December 31 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted EPS
	2017	2016	Change	2017	2016	Change	2017	2016	Change
GAAP	$78.8	69.2	14%	$642.5	49.3	NM	$12.10	0.92	NM
Non-operating pension costs	6.9	7.9		4.0	4.6		0.07	0.09
Gain on sale of property	(24.1)	—		(14.8)	—		(0.27)	—
Restructuring charges and fees	19.7	5.1		12.7	3.5		0.24	0.06
Tax Reform related adjustments, net	23.3	—		(571.7)	—		(10.77)	—
Comparable (non-GAAP)	$104.5	82.2	27%	$72.7	57.4	27%	$1.37	1.07	28%

Exhibit 99.1

In the fourth quarter, the Company reported record total revenue and record operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes. Total revenue also grew due to higher fuel costs passed through to customers. Total and operating revenue for the three months ended December 31 were as follows:

(dollars in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2017	2016	% Change	2017	2016	% Change
Total	$1,940	1,729	12%	$1,587	1,467	8%
FMS	$1,242	1,152	8%	$1,057	992	7%
DTS	$284	257	11%	$198	193	3%
SCS	$540	430	26%	$411	353	16%
Commenting on the Company’s fourth quarter results, Ryder Chairman and CEO Robert Sanchez said, "We performed in line with our expectations for the fourth quarter, with outperformance in Dedicated Transportations Solutions, and benefits from a favorable tax rate (unrelated to tax reform), offset by Fleet Management Solutions results. Our Dedicated business performed above expectations, due to favorable development of prior years' self-insurance claims. Supply Chain Solutions results met our earnings expectations with strong revenue growth in the quarter. We delivered growth in our contractual businesses, including the sixth consecutive year of ChoiceLease fleet growth. We also realized strong sales across all contractual businesses in the fourth quarter, leading to a record sales year for the Company.
"With the continuing benefit of secular trends that favor outsourcing, we grew the ChoiceLease fleet by 4,100 vehicles for the year, above our prior forecast of 3,500. We continue to tap into non-outsourced markets, with approximately 40% of our lease fleet growth coming from customers that are new to outsourcing. We also grew our SelectCare business by 5,400 vehicles year to date.
"Fleet Management Solutions also benefited from stronger than expected rental demand, resulting in the highest fourth quarter utilization in the past 10 years. However, FMS results were negatively impacted by used vehicle sales, additional accelerated depreciation, and higher insurance costs related to prior years' claims. Used vehicle sales results were below expectations, primarily due to pricing. Given our near-term outlook on pricing, the Company also recognized additional accelerated depreciation in the fourth quarter

Exhibit 99.1

and extended accelerated depreciation through mid-2019. We effectively executed our plan to reduce used inventory to the bottom of our target range, better positioning us for 2018.
"As a result of the Tax Cuts and Jobs Act signed into law in the fourth quarter, we recognized a significant tax benefit to reduce deferred tax liabilities that we no longer expect to incur under the new law. We also expect the new law to improve our earnings going forward due to a significant reduction in our effective income tax rate, allowing us to raise our dividend by 13%. Also, related to the passing of this law, we awarded a one-time bonus, totaling $23 million in the aggregate, to all U.S.-based non-incentive eligible employees of the Company as of December 31, 2017. In addition, we believe the new tax law further enhances Ryder's typical ChoiceLease advantage versus ownership.
"During the quarter, we concluded activity under the 2 million share anti-dilutive program and purchased an aggregate of 1.6 million shares under the program. Additionally, in December, the Company announced a new two-year 1.5 million share anti-dilutive repurchase program.
"In 2017, we made significant progress on our strategic objective to penetrate non-outsourced markets, with growth in each of the three segments. We continued to deploy new customer-facing technologies including innovative safety technologies and our cloud-based shipment visibility tool, RyderShareTM, to better optimize transportation costs and service. Additionally, our previously announced strategic vehicle partnerships with companies in the electric and advanced vehicle technology sectors, position Ryder to drive additional long-term growth by providing our customers with cutting-edge vehicle technology.”

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue in the fourth quarter of 2017 was $1.24 billion, up 8% from the year-earlier period. FMS operating revenue (non-GAAP measure excluding fuel) was $1.06 billion, up 7% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 6%, reflecting a larger average fleet size and higher prices on replacement vehicles. The lease fleet (excluding U.K. trailers) increased by 2,800 vehicles from the year-earlier period. As previously noted, the Company has had an elevated number of vehicles being prepared for sale in the prior quarters. Adjusting for a reduction in these vehicles during the prior quarter, the lease fleet grew by 4,100 units over the same period, and grew by 2,100 vehicles sequentially from the third quarter of 2017.

Exhibit 99.1

Commercial rental revenue grew 7% due to increased demand and higher pricing. Fuel services revenue increased 16%, reflecting higher fuel costs passed through to customers.

FMS earnings before tax were $91.7 million in the fourth quarter of 2017, up 43% compared with $64.3 million in the same period of 2016. Increased earnings reflect higher commercial rental and lease performance as well as improved used vehicle sales results. Used vehicle sales comparisons primarily reflect prior year inventory valuation adjustments of $21 million. As planned, the Company reduced inventory by approximately 30% in 2017, ending the year at the low end of the targeted range. Commercial rental performance improved due to higher pricing and increased utilization, reflecting stronger demand as well as the Company's fleet right-sizing actions taken earlier in the year. Rental power fleet utilization was 81.2% for the fourth quarter, up 390 basis points from the year-earlier period. Lease results benefited from fleet growth. These items were partially offset by higher compensation-related costs. Fourth quarter FMS results also included the impact of accelerated depreciation of $8.8 million in 2017 and $9.6 million in 2016 to reflect a challenging used vehicle market outlook. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 7.4% and 8.7%, respectively, up 180 and 220 basis points from the year-earlier period.
Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, fourth quarter 2017 total revenue was up 11% to $284 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was $198 million, up 3% compared with the year-earlier period. DTS total revenue growth reflects higher subcontracted transportation revenue and operating revenue. DTS operating revenue growth reflects increased volumes.
DTS earnings before tax of $15.4 million increased 1% in the fourth quarter of 2017 compared with $15.3 million in 2016. Favorable development of self-insurance claims from prior years was largely offset by higher driver costs due to increased turnover and seasonal volumes at select accounts, as well as elevated maintenance costs on certain older model year vehicles. DTS earnings before tax as a percentage of DTS total revenue and operating revenue (a non-GAAP measure) were 5.4% and 7.8%, respectively, down 50 and 10 basis points from the year-earlier period.
Supply Chain Solutions

Exhibit 99.1

In the Supply Chain Solutions (SCS) business segment, total revenue was $540 million, up 26%, and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was $411 million, up 16% compared with the year-earlier period. SCS total revenue and operating revenue growth primarily reflect new business.
SCS earnings before tax of $27.7 million increased 5% in the fourth quarter of 2017 compared with $26.4 million in 2016, primarily driven by revenue growth. This increase was partially offset by lower performance in two customer accounts, although to a lesser extent than in the third quarter of 2017. Additionally, results were impacted by higher overhead spending due to planned investments in information technology and sales. SCS earnings before tax as a percentage of SCS total revenue and operating revenue (a non-GAAP measure) were 5.1% and 6.8%, respectively, down 100 and 70 basis points from the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2017, unallocated CSS costs were $15 million, up from $11 million reported in the year-earlier period, driven by incentive compensation and professional fees.
Income Taxes
The Company’s effective income tax rate for the fourth quarter of 2017 was a benefit of 715.4% compared to an expense of 28.8% in the year-earlier period and reflects the impact of accounting for the Tax Cuts and Jobs Act (Tax Reform). The net benefit from Tax Reform totaled $586 million and reflects the provisional estimates of the change in future tax rates on deferred tax balances at December 31, 2017, offset by a one-time tax related to the repatriation of foreign earnings. The comparable effective income tax rate (a non-GAAP measure) from continuing operations, which excludes Tax Reform and other items, was 30.4% compared with 30.1% in the year-earlier period.
Additional Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the

Exhibit 99.1

business. Non-operating pension costs totaled $6.9 million ($4.0 million after tax) or $0.07 per diluted share in the fourth quarter of 2017, compared with $7.9 million ($4.6 million after tax) or $0.09 per diluted share in the year-earlier period.
Fourth quarter 2017 results also reflect a gain on sale of a SCS property of $24.1 million ($14.8 million after tax) or $(0.27) per diluted share, restructuring charges and consulting fees of $19.7 million ($12.7 million after tax) or $0.24 per diluted share, including company-wide workforce reductions of approximately 260 employees. The Company expects the workforce reduction and other cost savings initiatives to produce annual savings of $0.50 per diluted share beginning in early 2018. Fourth quarter 2016 results excluded pre-tax restructuring and other charges of $5.1 million ($3.5 million after tax), or $0.06 per diluted share.
Fourth quarter 2017 results reflect a one-time, non-cash benefit from Tax Reform of $586 million or $11.04 per diluted share to reduce deferred tax liabilities the Company no longer expects to incur under the new law. In addition, results reflect a one-time employee bonus in connection with the benefit of Tax Reform awarded to all U.S.-based non-incentive eligible employees of the Company, totaling $23 million ($14 million after tax) in the aggregate of $0.27 per diluted share.
Capital Expenditures
Capital expenditures from continuing operations were $1.94 billion for 2017, compared with $1.76 billion in 2016, reflecting higher planned investments to refresh the rental fleet, partially offset by lower lease spending due to greater use of redeployed vehicles to fulfill new lease contracts. Proceeds, primarily from used vehicle sales, of $429 million increased 2% from $421 million. Net capital expenditures (including proceeds from the sale of assets) increased to $1.51 billion in 2017, compared with $1.34 billion in 2016.
Cash Flow and Leverage
Operating cash flow from continuing operations in 2017 was $1.55 billion, down slightly from $1.60 billion in 2016. Total cash generated from continuing operations (including proceeds from used vehicle sales) in 2017 was $2.05 billion, down slightly from $2.10 billion in 2016. Free cash flow from continuing operations in 2017 was $190 million, compared with $194 million in 2016.
Total debt as of December 31, 2017 was 5.41 billion, substantially unchanged from year-end 2016. Debt to equity as of December 31, 2017 was 191% compared with 263% at year-end 2016. Adoption of Tax Reform reduced the Company's debt to equity ratio as of December 31, 2017 by approximately 50

Exhibit 99.1

percentage points. The Company is revising its target debt to equity ratio to 200% - 250% from 250% to 300%, reflecting the impact of Tax Reform.

2018 Earnings Forecast
Commenting on the Company’s outlook, Mr. Sanchez said, “In 2018, we are anticipating solid earnings growth across all business segments. Higher expected earnings are driven by robust contractual revenue growth from record sales results in 2017 as well as the strength of our sales pipeline. We forecast a significant increase in ChoiceLease fleet growth of 6,500 vehicles, driven by a continued trend toward

Exhibit 99.1

outsourcing, our ongoing sales and marketing initiatives, and a strengthening freight environment. We are also anticipating strong rental revenue growth in this accelerating freight environment. We plan to grow the rental fleet by 6% as well as increase pricing. In DTS and SCS, we are also expecting revenue growth and margin expansion due to improved operating performance. Additionally, we instituted a zero-based budgeting process, significantly lowering overhead costs. We also anticipate 2018 earnings to benefit from Tax Reform, primarily due to a lower effective income tax rate. These expected overhead reductions and tax benefits will improve earnings and fund 2018 strategic investments in sales and marketing, new product development, and technology, which are focused on driving long term revenue and earnings growth.
"These benefits are expected to be partially offset by impacts from the extended downturn in the used vehicle market as well as higher maintenance costs on certain older model year vehicles that will largely exit the fleet over the next 18 months. We anticipate a modestly improved outlook for used vehicle pricing in 2018 that will benefit year over year results; however, we still expect used vehicle sales to incur a loss for the year. We are also reducing our long-term residual value estimates on vehicles in operation to reflect used vehicle market trends. Additionally, we are further accelerating depreciation on vehicles which we expect to make available for sale through mid-2019.
"We are planning significantly higher capital expenditures this year primarily due to increased investments to grow our lease fleet, and to refresh and expand our rental fleet. We expect to deliver higher operating cash flow of $1.8 billion, reflecting the returns from several years of fleet investment. Free cash flow is forecast at negative $600 million, reflecting increased capital spending to support fleet growth.
"Ryder forecasts full-year 2018 GAAP earnings of $5.34 to $5.64 per diluted share, compared with $14.87 per diluted share in 2017. Ryder forecasts full-year 2018 comparable earnings from continuing operations of $5.40 to $5.70 per diluted share, compared with $4.53 per diluted share in 2017. Full-year earnings exclude non-operating pension costs of $0.06 per diluted share in 2018 and exclude the items previously noted in 2017. Total revenue for the full-year 2018 is forecast to be up 6% to approximately $8 billion. Operating revenue for the full-year 2018 is forecast to be up 8% to approximately $7 billion.
"Ryder is establishing a first quarter 2018 GAAP earnings forecast of $0.82 to $0.89 per diluted share, compared with $0.71 in the first quarter 2017. The Company is also establishing a first quarter 2018 comparable earnings forecast of $0.83 to $0.90 per diluted share, compared with $0.82 in the first quarter 2017. First quarter earnings comparisons exclude pension costs of $0.01 per diluted share in 2018. The

Exhibit 99.1

first quarter presents the most challenging quarter for year-over-year comparison and reflects the timing of FMS overhead spending, including commissions and investments in sales, marketing, and technology to fund growth, as well as increased vehicle depreciation. In addition, prior year results include an unusually strong quarter for SCS. These headwinds are expected to be partially offset by earnings growth in rental and lease, as well as the benefit of Tax Reform."

Supplemental Company Information

Fourth Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2017	2016	2017	2016
Earnings from continuing operations	$642.5	49.3	$12.10	0.92
Discontinued operations	0.5	(1.1)	0.01	(0.01)
Net earnings	$643.0	48.2	$12.11	0.91

Full-Year Operating Results

(in millions)	Twelve months ended December 31
	2017	2016	Change
Total revenue	$7,330	6,787	8%
Operating revenue (non-GAAP)	$6,040	5,791	4%

Earnings from continuing operations	$791.0	264.6	199%
Comparable earnings from continuing operations (non-GAAP)	$240.8	290.5	(17)%
Net earnings	$790.6	262.5	201%

Earnings per common share (EPS) - Diluted
Continuing operations	$14.87	4.94	201%
Comparable (non-GAAP)	$4.53	5.42	(16)%
Net earnings	$14.87	$4.90	203%

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The Company’s financial performance is reported in the following three, inter-related business segments:

Exhibit 99.1

•
Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

•
Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

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Exhibit 99.1

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends, earnings performance, revenue in our business segments, fleet size, performance in our product lines and segments, the strength of our sales pipeline, demand and pricing trends in commercial rental and used vehicle sales, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, our ability to make investments in sales, marketing, IT and new product initiatives, the impact from tax reform on our earnings and demand for our services, and the impact and adequacy of steps we have taken to address our cost structure, including workforce reductions and the implementation of zero-based budgeting program. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of rental pricing, our ability to return out of service vehicles to the fleet, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs due to, among other things, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, decreases in freight demand or volumes, poor operational execution particularly with new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable effective income tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional

Exhibit 99.1

information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Friday, February 16, 2018, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-877-419-6593 (outside U.S. dial 1-719-325-4754) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at https://pgi.webcasts.com/starthere.jsp?ei=1176923&tp_key=e269cd0792

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-203-1112 (outside U.S. dial 1-719-457-0820), then use the replay Passcode: 1420126 and view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

XX-18

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2017 and 2016
(In millions, except per share amounts)

	Three Months		Twelve Months
	2017	2016	2017	2016

Lease and rental revenues	$849.9	801.8	$3,237.7	3,171.0
Services revenue	952.3	806.4	3,571.4	3,152.3
Fuel services revenue	137.5	121.0	520.5	463.7
Total revenues	1,939.7	1,729.2	7,329.6	6,787.0

Cost of lease and rental	609.3	568.6	2,355.0	2,234.3
Cost of services	793.0	666.3	3,003.3	2,603.0
Cost of fuel services	135.4	117.0	507.4	448.3
Other operating expenses	28.4	27.5	115.5	113.5
Selling, general and administrative expenses	253.6	202.3	872.0	805.1
Non-operating pension costs	6.9	7.9	27.7	37.6
Used vehicle sales, net	5.4	32.0	17.2	(1.0)
Interest expense	35.8	35.2	140.3	147.8
Miscellaneous income, net	(26.6)	(2.1)	(44.2)	(13.1)
Restructuring charges and fees, net	19.7	5.1	21.4	5.1
	1,860.9	1,660.0	7,015.8	6,380.6

Earnings from continuing operations before income taxes	78.8	69.2	313.8	406.4
(Benefit from) provision for income taxes	(563.7)	19.9	(477.2)	141.7
Earnings from continuing operations	642.5	49.3	791.0	264.6
Earnings (loss) from discontinued operations, net of tax	0.5	(1.1)	(0.5)	(2.2)
Net earnings	$643.0	48.2	$790.6	262.5

Earnings (loss) per common share - Diluted
Continuing operations	$12.10	0.92	$14.87	4.94
Discontinued operations	0.01	(0.01)	(0.01)	(0.04)
Net earnings	$12.11	0.91	$14.87	4.90

Earnings per share information - Diluted
Earnings from continuing operations	$642.5	49.3	$791.0	264.6
Less: Distributed and undistributed earnings allocated to unvested stock	(2.3)	(0.2)	(2.8)	(0.8)
Earnings from continuing operations available to common stockholders	$640.2	49.1	$788.2	263.8

Weighted-average common shares outstanding - Diluted	53.1	53.4	53.0	53.4

EPS from continuing operations	$12.10	0.92	$14.87	4.94
Non-operating pension costs	0.07	0.09	0.31	0.33
Tax reform related adjustments, net	(10.77)	—	(10.75)	—
Restructuring charges and fees, net	0.24	0.06	0.25	0.06
Gain on sale of property	(0.27)	—	(0.27)	—
Pension related adjustments	—	—	0.06	0.09
Tax law changes	—	—	0.03	—
Operating tax adjustment	—	—	0.03	—
Comparable EPS from continuing operations *	$1.37	1.07	$4.53	5.42

* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2017	December 31, 2016

Assets:
Cash and cash equivalents	$78.3	58.8
Other current assets	1,243.9	1,042.8
Revenue earning equipment, net	8,355.3	8,147.7
Operating property and equipment, net	776.7	745.9
Other assets	998.0	907.3
	$11,452.2	10,902.5

Liabilities and shareholders' equity:
Current liabilities	$1,186.7	952.7
Total debt	5,409.7	5,391.3
Other non-current liabilities (including deferred income taxes)	2,020.9	2,506.2
Shareholders' equity	2,835.0	2,052.3
	$11,452.2	10,902.5

SELECTED KEY RATIOS AND METRICS

	December 31, 2017	December 31, 2016

Debt to equity	191%	263%
Effective interest rate (average cost of debt)	2.6%	2.7%

	Twelve months ended December 31,
	2017	2016

Cash provided by operating activities from continuing operations	$1,548.0	1,601.0
Free cash flow *	189.7	193.7
Capital expenditures paid	1,860.4	1,905.2

Capital expenditures (accrual basis)	$1,941.2	1,762.9
Less: Proceeds from sales (primarily revenue earning equipment)	(429.0)	(421.3)
Net capital expenditures	$1,512.2	1,341.6

	Twelve months ended December 31,
	2017	2016

Return on average shareholders' equity	35.9%	12.8%
Return on average assets	7.1%	2.4%
Adjusted return on capital *	4.2%	4.8%
Weighted average cost of capital	4.4%	4.3%
Return on capital spread **	(0.2)%	0.5%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2017 and 2016
(Dollars in millions)

	Three Months			Twelve Months
	2017	2016	B(W)	2017	2016	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$696.1	655.2	6%	$2,688.7	2,573.6	4%
SelectCare	116.1	108.4	7%	464.1	449.7	3%
Commercial rental	224.2	210.3	7%	813.5	846.3	(4)%
Other	20.6	18.4	12%	77.5	78.0	(1)%
Fuel services revenue	184.8	159.5	16%	689.8	608.5	13%
Total Fleet Management Solutions	1,241.7	1,151.7	8%	4,733.6	4,556.2	4%
Dedicated Transportation Solutions	284.4	256.9	11%	1,096.0	1,020.9	7%
Supply Chain Solutions	540.0	430.2	26%	1,969.5	1,637.9	20%
Eliminations	(126.5)	(109.6)	(15)%	(469.5)	(428.0)	(10)%
Total revenue	$1,939.7	1,729.2	12%	$7,329.6	6,787.0	8%

Operating Revenue: *
Fleet Management Solutions	$1,057.0	992.3	7%	$4,043.8	3,947.7	2%
Dedicated Transportation Solutions	198.2	193.1	3%	789.3	774.3	2%
Supply Chain Solutions	410.6	352.7	16%	1,507.5	1,352.1	11%
Eliminations	(79.3)	(71.2)	(11)%	(300.2)	(283.2)	(6)%
Operating revenue	$1,586.6	1,466.9	8%	$6,040.4	5,790.9	4%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$91.7	64.3	43%	$312.7	370.8	(16)%
Dedicated Transportation Solutions	15.4	15.3	1%	55.3	63.6	(13)%
Supply Chain Solutions	27.7	26.4	5%	103.1	105.5	(2)%
Eliminations	(15.2)	(13.0)	(17)%	(53.3)	(50.1)	(6)%
	119.7	92.9	29%	417.9	489.8	(15)%
Unallocated Central Support Services	(15.2)	(10.8)	(41)%	(48.1)	(40.7)	(18)%
Non-operating pension costs	(6.9)	(7.9)	13%	(27.7)	(29.9)	7%
Restructuring charges and fees, net	(18.9)	(5.1)	NM	(28.2)	(12.7)	NM
Earnings from continuing operations before income taxes	78.8	69.2	14%	313.8	406.4	(23)%
(Benefit from) provision for income taxes	(563.7)	19.9	NM	(477.2)	141.7	NM
Earnings from continuing operations	$642.5	49.3	1,204%	$791.0	264.6	199%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2017 and 2016
(Dollars in millions)

	Three Months			Twelve Months
	2017	2016	B(W)	2017	2016	B(W)

Fleet Management Solutions

FMS total revenue	$1,241.7	1,151.7	8%	$4,733.6	4,556.2	4%
Fuel services revenue(a)	(184.8)	(159.5)	16%	(689.8)	(608.5)	13%
FMS operating revenue *	$1,057.0	992.3	7%	$4,043.8	3,947.7	2%

Segment earnings before income taxes	$91.7	64.3	43%	$312.7	370.8	(16)%

FMS earnings before income taxes as % of FMS total revenue	7.4%	5.6%		6.6%	8.1%

FMS earnings before income taxes as % of FMS operating revenue *	8.7%	6.5%		7.7%	9.4%

Dedicated Transportation Solutions

DTS total revenue	$284.4	256.9	11%	$1,096.0	1,020.9	7%
Subcontracted transportation	(55.3)	(36.6)	51%	(192.1)	(143.5)	34%
Fuel	(30.9)	(27.2)	14%	(114.6)	(103.1)	11%
DTS operating revenue *	$198.2	193.1	3%	$789.3	774.3	2%

Segment earnings before income taxes	$15.4	15.3	1%	$55.3	63.6	(13)%

DTS earnings before income taxes as % of DTS total revenue	5.4%	5.9%		5.0%	6.2%

DTS earnings before income taxes as % of DTS operating revenue *	7.8%	7.9%		7.0%	8.2%

Supply Chain Solutions

SCS total revenue	$540.0	430.2	26%	$1,969.5	1,637.9	20%
Subcontracted transportation	(107.5)	(61.3)	75%	(386.8)	(224.1)	73%
Fuel	(21.9)	(16.2)	35%	(75.2)	(61.7)	22%
SCS operating revenue *	$410.6	352.7	16%	$1,507.5	1,352.1	11%

Segment earnings before income taxes	$27.7	26.4	5%	$103.1	105.5	(2)%

SCS earnings before income taxes as % of SCS total revenue	5.1%	6.1%		5.2%	6.4%

SCS earnings before income taxes as % of SCS operating revenue *	6.8%	7.5%		6.8%	7.8%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2017/2016
	2017	2016	2017	2016	Three Months	Twelve Months

ChoiceLease
Average fleet count	138,000	136,500	137,600	134,400	1%	2%
End of period fleet count	139,100	136,500	139,100	136,500	2%	2%
Miles/unit per day change - % (a)	(0.7)%	1.4%	(0.7)%	2.2%

Commercial rental
Average fleet count	37,700	37,800	37,500	39,200	—%	(4)%
End of period fleet count	37,800	37,800	37,800	37,800	—%	—%
Rental utilization - power units	81.2%	77.3%	75.6%	74.7%	390 bps	90 bps
Rental rate change - % (b)	1.9%	2.8%	1.2%	0.5%

Customer vehicles under
SelectCare contracts
Average fleet count	54,300	49,200	52,100	49,200	10%	6%
End of period fleet count	54,400	49,000	54,400	49,000	11%	11%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,100	7,800	24,500	21,000	4%	17%

DTS
Average fleet count (d)	8,300	8,100	8,200	8,200	2%	—%
End of period fleet count(d)	8,300	8,200	8,300	8,200	1%	1%

SCS
Average fleet count (d)	8,100	7,400	7,900	7,200	9%	10%
End of period fleet count(d)	8,300	7,600	8,300	7,600	9%	9%

Used vehicle sales (UVS)
Average UVS inventory	6,100	7,500	6,700	8,400	(19)%	(20)%
End of period fleet count	6,000	7,500	6,000	7,500	(20)%	(20)%
Used vehicles sold	4,000	4,500	17,600	18,300	(11)%	(4)%
UVS pricing change - % (e)
Tractors	2%	(17)%	(12)%	(14)%
Trucks	2%	(12)%	(12)%	(1)%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, commercial rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
Operating Revenue Growth Excluding Foreign Exchange	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Total revenue	$1,939.7	1,729.2	$7,329.6	6,787.0
Fuel	(190.3)	(164.3)	(710.3)	(628.5)
Subcontracted transportation	(162.8)	(97.9)	(578.9)	(367.6)
Operating revenue *	$1,586.6	1,466.9	$6,040.4	5,790.9

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	Fourth Quarter			Year-to-Date
	2017 vs 2016 Growth	Fx Impact (a)	Growth excl Fx*	2017 vs 2016 Growth	Fx Impact (a)	Growth excl Fx*

RSI Total Revenue	12%	1%	11%	8%	—%	8%
RSI Operating Revenue*	8%	1%	7%	4%	—%	4%
FMS Total Revenue	8%	1%	7%	4%	—%	4%
FMS Operating Revenue*	7%	1%	6%	2%	—%	2%
SCS Total Revenue	26%	1%	25%	20%	—%	20%
SCS Operating Revenue*	16%	1%	15%	11%	—%	11%
Full Service Lease Revenue	6%	1%	5%	4%	(1)%	5%
Commercial Rental Revenue	7%	1%	6%	(4)%	—%	4%

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION	Twelve months ended December 31,
	2017	2016

Net cash provided by operating activities from continuing operations	$1,548.0	1,601.0
Proceeds from sales (primarily revenue earning equipment) (b)	429.0	421.3
Collections on direct finance leases and other items (b)	73.2	76.5
Total cash generated *	2,050.2	2,098.8
Purchases of property and revenue earning equipment (b)	(1,860.4)	(1,905.2)
Free cash flow **	$189.7	193.7

Memo:
Net cash used in financing activities	(155.1)	(185.9)
Net cash used in investing activities	(1,366.3)	(1,405.8)

Notes:

(a)
FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
December 31, 2016, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
December 31, 2017.

(b)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION	Twelve months ended December 31,
	2017	2016

Net earnings (12-month rolling period)	$790.6	262.5
+ Restructuring and other items	28.2	12.6
+ Income taxes	(476.7)	141.6
Adjusted earnings before income taxes	342.1	416.7
+ Adjusted interest expense (a)	140.6	148.0
- Adjusted income taxes (b)	(166.8)	(198.2)
= Adjusted net earnings for ROC (numerator) [A]	$315.9	366.5

Average total debt	$5,360.3	5,549.5
Average off-balance sheet debt	1.8	1.5
Average shareholders' equity	2,201.2	2,052.4
Adjustment to equity (c)	(69.4)	1.7
Adjusted average total capital (denominator) [B]	$7,493.8	7,605.0

Adjusted ROC * [A]/[B]	4.2%	4.8%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2017
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$78.8	313.8
Non-operating pension costs	Non-operating pension costs	6.9	27.7
Tax reform related adjustments, net	SG&A	23.3	23.3
Restructuring charges and fees, net	Restructuring charges and fees, net	19.7	21.4
Pension related adjustments	SG&A	—	5.5
Operating tax adjustment	SG&A	—	2.2
Gain on sale of property	Miscellaneous income	(24.1)	(24.1)
Comparable earnings from continuing operations before income taxes*		104.5	369.7

Provision for income taxes		563.7	477.2
Income tax effects of non-GAAP adjustments**		(0.6)	(11.2)
Tax reform related adjustments, net		(594.9)	(594.9)
Comparable provision for income taxes**		(31.8)	(128.9)

Earnings from continuing operations		642.5	791.0
Non-operating pension costs	Non-operating pension costs	4.0	16.0
Tax reform related adjustments, net	SG&A	(571.7)	(571.7)
Restructuring charges and fees, net	Restructuring charges and fees, net	12.7	13.4
Pension related adjustments	SG&A	—	3.3
Operating tax adjustment	SG&A	—	1.7
Tax law changes	Provision for income taxes	—	1.8
Gain on sale of property	Miscellaneous income	(14.8)	(14.8)
Comparable earnings from continuing operations*		$72.7	240.8

Tax rate on continuing operations		(715.4)%	(152.1)%
Income tax effects of non-GAAP adjustments**		745.8%	187.0%
Comparable tax rate on continuing operations**		30.4%	34.9%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

		2016
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$69.2	406.4
Non-operating pension costs	Non-operating pension costs	7.9	29.9
Pension related adjustments	SG&A	—	7.7
Restructuring charges and fees, net	Restructuring charges and fees, net	5.1	5.1
Comparable earnings from continuing operations before income taxes*		82.2	449.0

Provision for income taxes		(19.9)	(141.7)
Income tax effects of non-GAAP adjustments**		(4.8)	(16.8)
Comparable provision for income taxes**		(24.7)	(158.6)

Earnings from continuing operations		49.3	264.6
Non-operating pension costs	Non-operating pension costs	4.6	17.5
Pension related adjustments	SG&A	—	4.8
Restructuring charges and fees, net	Restructuring charges and fees, net	3.5	3.5
Comparable earnings from continuing operations*		$57.4	290.5

Tax rate on continuing operations		28.8%	34.9%
Income tax effects of non-GAAP adjustments**		1.3%	0.4%
Comparable tax rate on continuing operations**		30.1%	35.3%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	First Quarter 2018	Full Year 2018
EPS from continuing operations	$0.82 to $0.89	$5.34 to $5.64
Non-operating pension costs	$0.01	$0.06
Comparable EPS from continuing operations forecast*	$0.83 to $0.90	$5.40 to $5.70

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILATION

2018 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,810
Proceeds from sales (primarily revenue earning equipment) (1)	415
Collections of direct finance leases and other (1)	80
Total cash generated*	2,305

Capital expenditures (1)	(2,905)
Free cash flow **	$(600)

Memo:
Net cash used in financing activities	$580
Net cash used in investing activities	$2,410

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.